Exhibit 10.37

GRIC Communications, Inc.

1421 McCarthy Blvd.

Milpitas, CA  95035

August 7, 2003

Rob Fuggetta

2884 Roland Avenue

San Carlos, CA  94070

Dear Rob:

It is our pleasure to offer you employment with GRIC Communications, Inc. (“GRIC”), in the position of Senior Vice President, Worldwide Marketing, reporting to the Chief Executive Officer, at a semi-monthly base salary of  $7,500.00, which is equivalent to $180,000.00 per year, and is subject to annual review.  We understand you are available to begin employment with GRIC on August 8, 2003.

You will also be eligible for an annualized target incentive bonus equal to 40% of your base salary.  This bonus will be payable annually in accordance with GRIC’s then current incentive bonus program and will be based partially on the achievement of agreed performance objectives (established by your manager) and partially on the attainment of corporate objectives.

In addition, you will be eligible for a one-time special bonus of up to $15,000.00 based on achievement of a special set of initial objectives by December 31, 2003 (“2003 Bonus”).  You and your manager will mutually agree upon the 2003 Bonus objectives by no later than August 15, 2003.

After your acceptance of this offer, we will recommend to the Board of Directors that you be granted an option to purchase up to 150,000 shares of GRIC’s common stock, at an exercise price equal to the closing price of GRIC Communications, Inc. common stock on the Nasdaq National Market on the date of grant.  This option would be subject to the Company’s standard vesting schedule (20% after ten months and 2% per month thereafter) and vesting would commence on your date of employment.

In the event of an acquisition or merger of GRIC involving a change of control that occurs within the first year of your employment, if GRIC or its successor elects to terminate your employment as Senior Vice President, Worldwide Marketing, without cause, within one (1) year after the effective date of such change of control, then the option vesting described above shall be accelerated so that fifty percent (50%) of the number of unvested options shall become vested automatically on the date of such termination.

Rob Fuggetta Confidential Offer Letter

August 7, 2003

GRIC may terminate your employment at any time without cause.  If GRIC terminates your employment without cause, GRIC will provide a severance payment equivalent to three (3) months’ base salary, payable in accordance with GRIC’s normal payroll policies.  Additionally, GRIC will provide you with reimbursement of up to three (3) months of COBRA insurance coverage.  Such insurance reimbursement will be provided for up to three (3) months unless you obtain comparable benefits from any third party.  Such benefits are separate from your then-existing COBRA rights and extend to GRIC-related insurance benefits at your cost for an additional period of time.

GRIC may also terminate your employment for cause in its sole discretion. For the purpose of this Offer of Employment, “cause” shall be defined as:

1.               Failure to continually and substantially perform the reasonably assigned responsibilities of the position in an acceptable manner, gross negligence, gross misconduct, habitual neglect of duties, criminal acts, violation of any state or federal securities laws, commission of a felony involving fraud or dishonesty, violation of written lawful policies or written instructions of the Board of Directors, or commencement of employment or any other business arrangements with another employer while you are an employee of GRIC.

2.               Your death, or your total disability lasting more than 90 days.

If GRIC terminates your employment with cause, GRIC will provide you with a severance payment equivalent to six (6) weeks’ base salary, payable in accordance with GRIC’s normal payroll policies.  However, if the cause for termination relates to a violation by you of state or federal law, then you will receive no severance payment from GRIC.

Additionally, unless the cause for termination relates to violation by you of state or federal law, GRIC will provide you with reimbursement of up to one (1) month of COBRA insurance coverage.  Such insurance reimbursement will be provided for up to one (1) month unless you obtain comparable benefits from any third party.  Such benefits are separate from your then-existing COBRA rights and extend to GRIC-related insurance benefits at your cost for an additional period of time.

Paydays are twice monthly, on the 15th and the last working day of each month.  You will be eligible to participate in the full range of employee benefits, including medical, dental, vision, life, accidental death and dismemberment, disability, 401(k), employee stock purchase, and paid time off plans.  Coverage is available under the terms of the insurance, 401(k), and paid time off plans on your first day of active employment.   You will be provided with the related policies and procedures that explain these benefits.

Employment with GRIC is contingent upon meeting GRIC’s requirements, which include completing all necessary work related forms, producing applicable documents as required by the Immigration Reform and Control Act of 1986 and other such documents.  Failure to comply will result in the rescinding of our offer of employment.

This letter is not intended to confer contractual rights of any kind upon any employee, or to create contractual obligations of any kind on the part of GRIC.  The relationship of GRIC with all of its employees is on an “at will” basis.  While we expect that the relations between you and GRIC will be rewarding and mutually beneficial, either GRIC or you may terminate the employment relationship at any time with or without notice and for any reason or for no reason.

This offer is being extended to you solely based on your skill, experience, education and our view of your potential for success here.  This offer is not being made in order to acquire confidential or proprietary information or trade secrets from any previous employer that you may have come to possess.  Consequently, we must instruct you to abide by any contractual or legal obligations that you have to

Rob Fuggetta Confidential Offer Letter

August 7, 2003

maintain the confidentiality of information that you are obligated to protect.  By accepting employment with GRIC, you agree not to use or disclose proprietary information or trade secrets from any previous employer in the course of performing your duties for GRIC under any circumstances.  You must not keep any items or materials related to your former employer or use such materials during your employment with GRIC.  If you have any questions regarding what constitutes such information, GRIC encourages you to contact your former employer.

By accepting employment with GRIC, you agree to be bound by its policies and procedures, including GRIC’s Employee Invention Assignment and Confidentiality Agreement, which you will be asked to sign on or before your first day of work at GRIC.  This offer is the entire initial basic agreement relating to your position, compensation, reporting relationship and employee benefits.  By signing below, you acknowledge that you have not been induced to accept employment by any representations or statements, oral or written, not contained in this letter.

Welcome to GRIC!  Please sign below to indicate your acceptance, and return this letter to me as soon as possible.  Otherwise, this offer will expire on July 31, 2003.

Sincerely,	Accepted:

/s/ DAVID L. TEICHMANN	/s/ ROB FUGGETTA

David L. Teichmann	Rob Fuggetta
Senior Vice President, General Counsel and Secretary	Anticipated start date: August 8, 2003